FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Agreement") is made by and between SpaceDev, Inc., a Colorado corporation (the "Company"), and James W. Benson ("Employee") effective January 21, 2000.

                                     PREFACE

         WHEREAS, the Employment Agreement between the parties dated November 24, 1997 (the "Employment Agreement") provides, in section 3, that performance-based stock options awarded to Employee vest contingent upon the successful completion of construction, launch and completion of the mission of the Company's Near Earth Asteroid Prospector; and

         WHEREAS, the Company's objectives and business plan have been altered to focus on the completion and launch of a lunar or deep-space mission; and

         WHEREAS, it is the intention of the Company to reward Employee for accomplishment of its current objectives and business plan;

         NOW THEREFORE, the Employment Agreement is amended as provided in this Amendment to Employment Agreement.

                                    ARTICLE 1

         Section 4(c) of the Employment Agreement is stricken in its entirety and amended to read as follows:

         "(c) The Company hereby grants to Employee options to purchase up to 2,500,000 shares of Common Stock, subject to the vesting conditions and at the exercise prices set forth below:

------------ ---------------------------------------------------- -----------------------------
 Number of                  Vesting Upon the Company's             Exercise Price Per Share
   Shares
------------ ---------------------------------------------------- -----------------------------
    500,000  Currently Vested                                               $1.00
------------ ---------------------------------------------------- -----------------------------
    500,000  Obtaining $6,500,000 additional equity capital                 $1.50
------------ ---------------------------------------------------- -----------------------------
             Financing and executing definitive space launch
    500,000  agreement                                                      $2.00
------------ ---------------------------------------------------- -----------------------------
    500,000  Launching of first Lunar or Deep-Space mission                 $2.50
------------ ---------------------------------------------------- -----------------------------
             Successful completion of first Lunar or Deep-Space
    500,000  mission                                                        $3.00
------------ ---------------------------------------------------- -----------------------------
  2,500,000
------------ ---------------------------------------------------- -----------------------------

All options shall expire 60 months from the date of this Agreement."

         All of the other references to the Near Earth Asteroid Prospector, NEAP or an asteroid mission in the Employment Agreement shall altered to refer to the Lunar or Deep-Space spacecraft or mission, as appropriate. Except as provided in the preceding sentence, all other provisions of the Employment Agreement remain in effect without amendment.

                                   ARTICLE II

         This Amendment to Employment Agreement may be executed in any number of counterparts, each of which, when taken together, shall be deemed the fully executed agreement between the parties.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

THE COMPANY:

SPACEDEV, INC.



By: /S/ James W. Benson
    -----------------------------------------
    James W. Benson, Chief Executive Officer



By: /S/ Charles H. Lloyd
    -----------------------------------------
    Charles H. Lloyd, Chief Financial Officer


EMPLOYEE:



/S/ James W. Benson
---------------------------------------------
James W. Benson

                                      -2-